Exhibit 5.1

November 6, 2014

Upland Software, Inc.

401 Congress Ave., Suite 1850

Austin, Texas 78701

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Upland Software, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 754,983 shares of your common stock, par value $0.0001 per share (the “Shares”), consisting of (i) 69,482 shares reserved for issuance pursuant to the Upland Software, Inc. 2014 Equity Incentive Plan and (ii) 685,501 shares subject to currently outstanding options under the Upland Software, Inc. Amended and Restated 2010 Stock Plan, as amended (collectively, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation